EXHIBIT 99.1

PHOENIX FOOTWEAR

REPORTS FIRST QUARTER 2010 RESULTS

CARLSBAD, Calif., May 12, 2010 — Phoenix Footwear Group, Inc. (NYSE Amex: PXG) today reported results for the first quarter ended April 3, 2010.

First Quarter 2010

•	Net earnings of $440,000, or $0.05 per share, compared to a net loss of $3.0 million for the first quarter of 2009.

•	Loss from continuing operations of $683,000 compared to a loss of $2.7 million for the first quarter of 2009.

•	Net sales of $5.9 million which included increases of 20% and 4% for Trotters and SoftWalk, respectively. In aggregate, sales decreased by 3% compared to the first quarter of 2009.

•	Funded bank debt balance of $2.9 million at the close of the first quarter, which remained flat compared to the close of the fourth quarter of 2009.

For the quarter ended April 3, 2010, net sales totaled $5.9 million compared to $6.1 million in the prior year comparative period. Included in the prior period revenue was $707,000 of closeout sales attributable to previously discontinued styles of H.S.Trask. For the current quarter, sales of Trotters increased by 20%, sales of SoftWalk increased by 4% while sales of Trask decreased by 75%.

Russell Hall, President and Chief Executive Officer, commented, “We are pleased to report strong sales growth in both of our core brands. Trotters and SoftWalk have experienced increases and solid sell-through in most all of our channels of distribution. Our plans for H.S. Trask are very modest for the year so the sales decrease in this brand was not unplanned. During the quarter we also continued to line up new customers, opening up 57 new or former accounts, including reestablishing our brands with key influential retailers such as Orva in Manhattan and Littles of Pittsburgh, Pa., who have had past success with our core brands.”

Gross profit was $2.1 million for the quarter, flat compared to the prior year’s comparable quarter. Gross margin improved to 35%, a one percentage point increase from the first quarter of 2009 and a four percentage point increase from the most recent quarter. Selling, general and administrative expenses, or SG&A, totaled $2.7 million, a decrease of 29% compared to $3.8 million in the first quarter of 2009. SG&A as a percentage of net sales was 46% for the first quarter of 2010 compared to 62% in the prior year comparative period.

In the first quarter, our net income totaled $440,000. Operating loss from continuing operations for the quarter totaled $614,000 compared to an operating loss of $2.7 million in the prior year comparative period.

Mr. Hall concluded, “We have made steady progress towards a return to profitability. While we still have work to do, we have been able to deliver growth in our two core brands and based upon our future bookings, we expect that trend to continue. The steady addition of new customers, combined with our growth in assortment with our key accounts underscores our focus. We will continue aggressively managing our margins and costs as we look to improve our performance.”

Other Events

Recently, the Worker, Homeownership and Business Assistance Act of 2009 was enacted, which provides for an election for federal taxpayers to increase the carry back period for an applicable net operating loss to 3, 4 or 5 years. Accordingly, the Company received a refund of approximately $2.0 million from the Internal Revenue Service in the first quarter of fiscal 2010.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, specializes in quality comfort women’s and men’s footwear with a design focus on fitting features. Phoenix Footwear designs, develops, markets and sells footwear in a wide range of sizes and widths under the brands Trotters®, SoftWalk®, and H.S. Trask®. These brands are primarily sold through department stores, leading specialty and independent retail stores, mail order catalogues and internet retailers and are carried by approximately 650 customers in over 900 retail locations throughout the U.S. Phoenix Footwear has been engaged in the manufacture or importation and sale of quality footwear since 1882.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding Phoenix Footwear’s ability to repay its bank debt in a timely manner, successfully regain compliance with the NYSE Amex listing standards, future growth and performance of its individual brands, expected financial performance and condition for fiscal 2010 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,”

“projects,” “seeks,” “exploring,” or similar expressions. Many of these risks and uncertainties are discussed in Phoenix Footwear’s annual report on Form 10-K for the fiscal year ended January 2, 2010 filed with the Securities and Exchange Commission, and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. These include, without limitation: the risk that Phoenix Footwear may not be able to cure or obtain in the future a waiver of default and/or amendments to its defaulted secured credit arrangement and the attendant risk of increased costs or stockholder dilution from refinancing the defaulted debt or foreclosure on the Company’s assets if the default is not cured or a future waiver/amendment is not obtained; the risk that Phoenix Footwear will not be able to continue as a going concern; the risk that Phoenix Footwear could be delisted from the NYSE Amex; Phoenix Footwear’s ability to sustain its return to profitability and positive cash flow from continuing operations; the risk that Phoenix Footwear may need additional capital and that such capital, if needed, will not be on favorable terms; the risk associated with the recent disruptions in the overall economy and the impact on the retail industry, including Phoenix Footwear’s customers; the concentration of Phoenix Footwear’s sales to a relatively small group of customers; the potential financial instability of Phoenix Footwear’s customers and the risk of loss of future and pending orders; changing consumer preferences and fashion trends; competition from other companies in Phoenix Footwear’s markets; Phoenix Footwear’s ability to manage inventory levels; the risks of doing business in international markets; Phoenix Footwear’s reliance on independent manufacturers, including those to whom Phoenix Footwear is past-due; fluctuations in the price, availability and quality of raw materials; changes in the mix of Phoenix Footwear’s customers; fluctuations in its financial results as a result of the seasonality in its business; Phoenix Footwear’s ability to protect its intellectual property rights; the risk that Phoenix Footwear is controlled by a principal stockholder; the risk associated with claims arising from divestiture transactions, including indemnification claims and, the risk that Phoenix Footwear’s stock is thinly traded and volatile. Although Phoenix Footwear believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release speak only as of the date of this press release and are based on Phoenix Footwear’s current expectations and projections about future events, based on information available at the time of the release, and Phoenix Footwear expressly disclaims any obligation to release publicly any update or revision to any forward-looking statement contained herein if there are changes in Phoenix Footwear’s expectations or if any events, conditions or circumstances on which any such forward-looking statement is based.

Contact:

Dennis T. Nelson

Chief Financial Officer

Phoenix Footwear Group, Inc.

(760) 602-9688

Phoenix Footwear Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	April 3, 2010	January 2, 2010
ASSETS

Current assets:
Cash and cash equivalents	$161	$356
Accounts receivable, net	3,795	2,559
Inventories, net	7,255	6,392
Other current assets	1,476	2,108
Income taxes receivable	137	2,205
Current assets of discontinued operations	4	13

Total current assets	12,828	13,633

Property, plant and equipment, net	948	1,021
Other assets	35	48

TOTAL ASSETS	$13,811	$14,702

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable, current	$2,916	$2,956
Accounts payable	3,097	3,124
Accrued expenses	1,372	1,216
Other current liabilities	455	453
Current liabilities of discontinued operations	676	2,076

Total current liabilities	8,516	9,825

Other long-term liabilities	323	376

Total liabilities	8,839	10,201

Stockholders’ equity	4,972	4,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,811	$14,702

Phoenix Footwear Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	(Unaudited) Three Months Ended
	April 3, 2010		April 4, 2009
Net sales	$5,893	100%	$6,091	100%
Cost of goods sold	3,816	65%	4,024	66%

Gross profit	2,077	35%	2,067	34%

Operating expenses:
Selling, general and administrative	2,691	46%	3,782	62%
Other expense, net	—	—%	1,018	17%

Total operating expenses	2,691	46%	4,800	79%

Operating loss	(614)	-10%	(2,733)	-45%

Interest expense, net	61	1%	16	0%

Loss before income taxes and discontinued operations	(675)	-12%	(2,749)	-45%

Income tax expense (benefit)	8	0%	(28)	—%

Loss from continuing operations	(683)	-12%	(2,721)	-45%

Earnings (loss) from discontinued operations, net of tax	1,123	19%	(241)	-4%

Net earnings (loss)	$440	8%	$(2,962)	-49%

Earnings (loss) per share:

Basic and diluted
Continuing operations	$(0.08)		$(0.33)
Discontinued operations	0.13		(0.03)

Net earnings (loss)	$0.05		$(0.36)

Weighted-average shares outstanding:
Basic and diluted	8,166		8,166

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